EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Kidpik Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$5,041,002(i)	$0.0001531	$771.78 (ii)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$5,041,002
Total Fees Due for Filing			$771.78
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$771.78

(i)	The Proposed Maximum Aggregate Value of Transaction is calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and equals the book value of the securities of Nina Footwear Corp., being acquired by Kidpik Corp. (as reflected in the Unaudited Consolidated Balance Sheet of Nina Footwear Corp. as of June 30, 2024).

(ii)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Proposed Maximum Aggregate Value of Transaction by $0.0001531.